Exhibit 10.1

                                   Cosi, Inc.
                        Addendum to Employment Agreement

      This Addendum to Employment Agreement is being executed effective as of February 9, 2004 (the "Effective Date"), by and between Cosi, Inc., a Delaware corporation ("Cosi"), and William D. Forrest ("Mr. Forrest").

      Cosi and Mr. Forrest are parties to an Employment Agreement dated as of June 24, 2003 (the "2003 Agreement"), pursuant to which Mr. Forrest agreed to serve as Cosi's Executive Chairman. Mr. Forrest has now agreed to devote his full time efforts to his duties in such capacity. The purpose of this Addendum is to confirm the additional compensation to be provided by Cosi to Mr. Forrest, in consideration for his further commitment to Cosi.

      Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cosi and Mr. Forrest hereby agree as follows:

      1. Certain Defined Terms. Capitalized terms used in this Addendum and not otherwise defined shall have the respective meanings ascribed to them in the 2003 Agreement.

      2. Further Commitment. During the Term, Mr. Forrest shall devote his full business time and best efforts to his duties as Executive Chairman of Cosi.

      3. Additional Compensation. In consideration for the further commitment by Mr. Forrest to his duties under the 2003 Agreement, in addition to the compensation to which he is entitled under the 2003 Agreement, Cosi shall pay or provide to Mr. Forrest the following compensation, which Mr. Forrest agrees to accept in full satisfaction for such further commitment:

            (a) A base salary at the annual rate of $350,000.00, payable net of applicable payroll and withholding taxes in accordance with Cosi's regular payroll practices, subject to periodic review and adjustment based on Cosi's performance and industry practice;

            (b) A annual bonus, payable in the discretion of the Board and targeted at 100% of Mr. Forrest's base salary, as from time to time in effect;

            (c) The grant, effective as of the Effective Date, of an option (the "February 9 Option"), to be issued under Cosi's Amended and Restated Stock Incentive Plan (the "SIP") to acquire up to 350,000 shares of Common Stock at a per share exercise price of $2.85, which shall become exercisable as follows:

                  (i) The February 9 Option is immediately exercisable as to 87,500 shares.

                  (ii) So long as the 2003 Agreement then remains in effect, the February 9 Option shall become exercisable as to an additional 87,500 shares on February 9, 2005

                  (iii) So long as the 2003 Agreement then remains in effect, the February 9 Option shall become exercisable as to an additional 7,292 shares on the last day of each month, commencing with February 28, 2005 and ending with December 31, 2006, and as to 7,284 shares on January 31, 2007.

                  (iv) To the extent not yet exercisable, the February 9 Option shall become exercisable in full on the earlier to occur of (1) the termination of the 2003 Agreement by Cosi without Cause and (2) upon a Change in Control.

                  (v) In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of Cosi or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which the February 9 Option, or any part thereof then unexercised, shall be exercisable and with a corresponding adjustment in the then applicable exercise price per share under the February 9 Option.

            (d) Additional options to acquire up to an aggregate of an additional 381,000 shares, which shall be issued under the SIP and shall also be on the following terms and conditions:

                  (i) The exercise price under all such options shall be the fair market value of the underlying shares on the date of grant;

                  (ii) Such options shall become exercisable in accordance with the vesting provisions contained in the SIP.

                  (iii) An option for 65,333 shares shall be granted promptly following the execution of this Addendum;

                  (iv) An option for 65,333 shares shall be granted once Cosi has finalized its operating results for the first fiscal quarter ending after the Effective Date, in which it realizes positive EBITDA;

                  (v) An option for 65,334 shares shall be granted once Cosi has finalized the operating results for the first fiscal period ending on or after December 31, 2004, in which Cosi's financial performance for such fiscal period meets the financial plan approved by the Board for such fiscal period.

                  (vi) An option for 128,000 shares shall be granted once Cosi has finalized its operating results for the fiscal year ending December 31, 2005, subject to confirmation of such results by Cosi's outside auditors, provided that Cosi's financial performance for its 2005 fiscal year meets the financial plan approved by the Board for such fiscal year.

                  (vii) An option for 57,000 shares shall be granted once Cosi has finalized the operating results for the fiscal year ending December 31, 2006, subject to confirmation of such results by Cosi's outside auditors, provided that Cosi's financial performance for its 2006 fiscal year meets the financial plan approved by the Board for such fiscal year.

            (e) Benefits as a participant in the Cosi (i) health benefits program, including medical, dental, vision, life, accidental death and dismemberment, and long term disability insurance, (ii) 401(k) plan, and
      (iii) Severance Policy, on the same basis as other Cosi executive employees are entitled to participate; and

            (f) Up to four (4) weeks paid vacation per annum, in accordance with the Cosi salaried partner vacation policy.

      4. Entire Agreement; Modification. This Addendum contains the entire Agreement of Cosi and Mr. Forrest with respect to the additional consideration to which Mr. Forrest is and may become entitled, as a result of his further commitment to his duties to Cosi, and all promises, representations, understandings, arrangements and prior agreements with respect to such subject matter are merged herein and superseded hereby. This Agreement may be altered, amended or superseded only by an agreement in writing, signed by both parties or the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action of course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      5. Ratification of 2003 Agreement. Mr. Forrest and Cosi hereby expressly agree that, except to the extent specifically inconsistent with the foregoing provisions of this Addendum, the provisions of the 2003 Agreement remain in full force and effect.

      6. Binding Effect; Benefit. This Addendum shall be binding upon and inure to the benefit of Mr. Forrest and his administrators, executors, heirs, and permitted assigns, and Cosi and its successors and permitted assigns.

      7. Notices. From and after the date hereof, any notice required or permitted to be given to Mr. Forrest under the 2003 Agreement shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                              Mr. William D. Forrest
                              9 Flower Lane
                              Greenwich, CT   06831


or to such other address as he may designate to Cosi in writing.

      8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

      9. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      In Witness Whereof, Cosi has caused this Addendum to be duly executed on its behalf and Mr. Forrest has hereunto set his hand and seal, all as of the date first above written.

      Cosi, Inc.                                Mr. Forrest


      By: /s/ Kevin Armstrong                   /s/ William D. Forrest
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